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                              BRIAN J. SELLSTROM

Brian Sellstrom brings a 33 year history of managing and operating professional services and media businesses. Most recently he has served as Chairman of AchieveGlobal Corporation, a leading services company that helps organizations translate business strategies into business results by developing the skills and performance of their people. Mr. Sellstrom had served as President and Chief Executive Officer of AchieveGlobal from February 2000 to February 2001, where he oversaw renewed revenue growth and a dramatic improvement in profitability. AchieveGlobal was formed by a merger of Kaset International, Learning International and Zenger Miller, each company well respected in its field of skills development. Under Mr. Sellstrom's leadership, the Company developed a unified go-to-market strategy and capitalized upon integrated sales, customer relationship and administrative functions. AchieveGlobal has 1400 employees worldwide, and offices in over 40 countries.

Prior to his tenure at AchieveGlobal, Mr. Sellstrom was CEO, President, and Principal of TransWorld Publications, which he joined in July 1989. He also served as a publisher with Times Mirror group. His mission was to lead TransWorld to its next level of growth by establishing the firm's portfolio of skateboarding, snowboarding and related publications strongly in the young men's market. Mr. Sellstrom repositioned the company both internally and externally as an information rather than a magazine company and enabled TransWorld to expand into a variety of niches and media. He also launched two new trade journals immediately upon his arrival and significantly expanded a third. Mr. Sellstrom was successful in developing the company's potential and turned profits around significantly. A few years later he launched a third new magazine, and for selected publications, he created innovative video magazines and web sites.

When the Times Mirror group acquired the SNOWboarding properties from TransWorld Publications in February 1996, Mr. Sellstrom was retained as publisher and was subsequently appointed to the position of Group Publisher of Times Mirror magazines and CEO and President of the Skiing Company (which by then comprised three magazines and a film / video franchise). In 1996, another magazine was launched and in early 1997 Times Mirror acquired the balance of TransWorld Publications and made Mr. Sellstrom responsible for launching several further new titles.

Mr. Sellstrom's prior position had been general manager of CRM Educational Films, which was purchased by McGraw-Hill in late 1975. Mr. Sellstrom diversified this company by moving it heavily into the industrial management training market. By late 1978, Mr. Sellstrom was made General Manager of the 30-year old McGraw-Hill Educational Film Division. Three years later, the Training and Development division was transferred to him and, in 1983, an additional two training companies were given to him to lead. As Vice President and General Manager, Sellstrom built the company into the leader in both the college and industrial training film marketplace while also being among the top five training course development companies in the world.

Prior to these positions, Mr. Sellstrom had held several financial positions with CRM Books, Psychology Today Magazine, Times Mirror and the Copley Press.

Mr. Sellstrom graduated from San Diego State University where he earned a Bachelor of Science in Finance.